Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333‑215112, 333‑216053, 333‑216841, 333‑221010, 333‑221716, 333‑229102, 333‑235658, 333‑235385, 333-236050, 333-237911, 333-238811, 333-230142 333-241454, 333-274610, 333-267368, 333-276562, 333-281563, 333-283283, and 333-287663), Form S‑3 (File Nos. 333-280647, and 333-293181), and Form S‑8 (File Nos. 333-183924, 333‑183925, 333‑188935, 333‑190499, 333‑194642, 333‑202904, 333‑210215, 333‑218464, 333‑223879, 333‑233152, 333-238276, 333-254708, 333-256432 and 333-264417) of Nuwellis, Inc. of our report dated March 11, 2026, relating to the consolidated financial statements for the year ended December 31, 2025, appearing herein, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern.

/s/ Baker Tilly US, LLP
Minneapolis, Minnesota
March 11, 2026